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MacKenzie Realty Capital Reports Third Quarter FY 2025 Financial Results and Suspends Quarterly Common Dividend

Orinda, Calif., (May 19, 2025) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) today announced its financial results for the third quarter ended March 31, 2025 and announced that its Board Of Directors is suspending the company’s cash dividend payable to common stockholders.

Key Financial Highlights:
Operating Results for the Three Months Ended March 31, 2025:
•	Net revenues for three months ended March 31, 2025, were $4.3 million, an increase of 5% from $4.1 million in the same period of 2024.
•	Net operating loss was $5.8 million, as compared to a net operating loss of $2.7 million in the same period of 2024.
•	Net loss was $6.1 million, compared to a $2.9 million loss in the same period of 2024.
•
The Company had negative $3.1 million of funds from operations (“FFO”) for the quarter. The net loss of $6.09 million was offset by $2.63 million in depreciation expense and $0.36 million of unrealized losses from investments and straight-line rent adjustments.

•	Paid a common stock quarterly dividend in the amount of $0.05 per share for the period ended March 31, 2025.
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Refinanced Hillview Hollywood property into a permanent 5-year loan, while paying debt down by over $5.8 million since completion of the renovation, further focusing on debt reduction and stabilization.  The loan closed on March 28, 2025, so the interest savings will start impacting cash flows in the current quarter.

•
Aurora at Green Valley construction is progressing on schedule and on budget.  The clubhouse is scheduled to open in mid-June 2025 for pre-leasing activities.  The first of the three residential buildings is scheduled to be completed with certificate of occupancy issued by mid to late July 2025, with each of the remaining two residential buildings scheduled to open shortly thereafter.

•	Paid down $5 million on the outstanding principal balance on Main Street West property loan and entered into a forbearance agreement with the lender.
The Board Of Directors is suspending the company’s cash dividend historically paid to stockholders of common stock on a quarterly basis, as management continues to evaluate and refine its capital allocation policy consistent with the company’s broader long-term efforts. This change in capital allocation is aimed at strengthening MacKenzie’s balance sheet by reducing debt over time and improving free cash flow.

Robert Dixon, CEO and President of MacKenzie Realty Capital, stated, “The third quarter results were in line with our internal expectations and although we are disappointed to suspend the cash dividend for our common stockholders, the uncertainty around interest rates and the overall economic outlook has led the Board to this decision. We remain focused on successfully executing our growth initiatives while maintaining financial discipline which we believe will deliver sustained value creation over the long term.”

“The third quarter included many positives, including successfully raising $4.8 million from an institutional investor which provided us the flexibility to support ongoing refinancing efforts within our current portfolio,” concluded Mr. Dixon.

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The Company has paid a dividend every year since inception. The current portfolio includes interests in 4 multifamily properties and 8 office properties plus 2 multifamily developments.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com